Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***]

CHEMICAL PRODUCTS SUPPLY AGREEMENT

This Chemical Products Supply Agreement (the “Agreement”) is made and entered this 2nd day of February 2022 (“Effective Date”), by and between Flotek Chemistry, LLC, an Oklahoma limited liability company (“Supplier”), and PROFRAC SERVICES, LLC, a Texas limited liability company (“Purchaser”). Supplier and Purchaser are individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Purchaser requires chemical products for use in Purchaser’s hydraulic fracturing operations;

WHEREAS, Supplier is in the business of selling such chemical products and is able to provide such chemical products to Purchaser; and

WHEREAS, Purchaser desires to purchase from Supplier, and Supplier desires to sell to Purchaser, Purchaser’s requirements for the chemical products set forth on Exhibit “A” attached hereto (individually, the “Product” and collectively, the “Products”) under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

1.

Term. This Agreement shall commence on the Effective Date and shall continue in effect for a period of three (3) years from the Supply Start Date (as defined below) (the “Term”), unless sooner terminated pursuant to the termination provisions in this Agreement. This Agreement may be extended beyond the Term upon mutual written agreement of the Parties.

2.	Purchase and Sale; Purchase Orders; Shortfalls.

(a)

Minimum Purchase Obligation. Beginning on April 1, 2022 (the “Supply Start Date”) Supplier shall supply and Purchaser shall purchase and take (for itself and/or by or on behalf of its subsidiaries) from Supplier thirty-three percent (33%) of Purchaser’s and its subsidiary’s requirements for the Products during the Term (the “Minimum Purchase Obligation”), subject to the adjustments provided in this Agreement. Supplier shall be under no obligation to supply or sell Product above the Minimum Purchase Obligation, provided that if Supplier accepts a Purchase Order (hereafter defined) for Product above the Minimum Purchase Obligation, the terms of this Agreement shall apply and control such order.

(b)

Minimum Baseline. The Minimum Purchase Obligation is subject to the lower limit provided in this Section 2(b). Purchaser will calculate the quantity (“Baseline Quantity”) of Purchaser’s and its subsidiary’s total requirement of Product based on the first ten (10) fleets deployed during the Term. The Minimum Purchase Obligation shall be deemed to equal the higher of (i) thirty-three percent (33%) of Purchaser’s and its subsidiary’s actual requirements for Product aggregated over the Term or (ii) the Baseline Quantity.

(c)

Purchase Orders. Purchaser will purchase Product from Supplier by submitting written purchase orders by email or hard copy to Supplier (“Purchase Order”). Purchaser will specify in each Purchase Order the (i) requested volume for each item of Product and (ii) the delivery schedule. Supplier shall timely deliver to Purchaser the Products described on each Purchase Order in accordance with the applicable delivery schedule.

Supplier’s delivery of the Product shall constitute acceptance by Supplier of a Purchase Order and all its terms and conditions that are not otherwise superseded by this Agreement. This Agreement shall govern all Purchase Orders, invoices, or other documents between the Parties, and supersedes all other written or oral proposals or agreements.

(d)

Non-Binding Forecasts. Purchaser will provide by email to Supplier once per month a written forecast of its requirements of Products (“Estimate”) for the upcoming three months by the 15th day of the preceding month. Within five (5) business days of the sending of such Estimate, Supplier shall respond by email to Purchaser to confirm that Supplier will be able to supply such Estimate in full or in part. Estimates are for informational purposes only and do not create any binding obligations on behalf of either Party.

(e)

Order Shortfall. In the event that Purchaser fails to purchase at least the Minimum Purchase Obligation in any calendar year of the Term (as and to the extent it may be extended), Purchaser shall pay to Supplier as liquidated damages (“Order Shortfall Payment”) an amount equal to twenty-five percent (25%) of the difference between (i) the aggregate Purchase Price (hereafter defined) of the quantity of Products comprising the Minimum Purchase Obligation during such calendar year (as and to the extent it may be adjusted hereunder) calculated based on the average unit Purchase Price in effect during such calendar year, and (ii) the aggregate Purchase Price of the actual purchases of Product during the such calendar year calculated based on actual unit purchase Price for such purchases (the “Order Shortfall”). Supplier shall invoice Purchaser for the Order Shortfall. The Order Shortfall Payment, if any, will be payable within 30 days after the end of such calendar year. Supplier agrees that the Order Shortfall Payments are Purchaser’s sole liability and Supplier’s sole and exclusive remedy in the event that Purchaser fails to purchase any or all of the Minimum Purchase Obligation as provided in this Agreement. Notwithstanding the foregoing, if Supplier is in breach of any provision in this Agreement and/or if this Agreement is terminated by either Party pursuant to its rights hereunder, the Order Shortfall Payment shall not be due and Purchaser shall have no payment or other obligation with respect to any Order Shortfall after such date of termination.

(f)

Supply Shortfall. Provided that Purchaser orders at least the Minimum Purchase Obligation during the Term, in the event that Supplier fails to supply any or all of the Product ordered by Purchaser, such quantity of Product ordered by Purchaser but that Supplier fails to supply shall be deducted from the Minimum Purchase Obligation.

3.

Non-Conforming Product; Rejection. Supplier warrants that Products shall conform strictly to the specifications contained in the applicable Purchase Order and to all criteria of Purchaser communicated to Supplier (the “Specifications”). Purchaser may reject any or all Products not meeting the Specifications (“Non-Conforming Product”). Purchaser shall inspect Products and notify Supplier of any Non-Conforming Products within 14 days of delivery of the Products. If no such notification is made with such 14-day time period, the Products will be deemed accepted, but without prejudice to Purchaser’s remedies herein in the case of hidden or latent defects. Purchaser may elect to have Supplier replace the Non-Confirming Product at Supplier’s sole expense, or, to the extent Purchaser has already paid for the Non-Conforming Product, reimburse Purchaser. If Purchaser elects replacement, Supplier shall (a) provide replacement Product at the facility designated by Purchaser for delivery (“Designated Facility”) by such date as Purchaser determines and at no additional charge to Purchaser, and (b) reimburse Purchaser for any reasonable and documented transport and disposal cost associated with any Non-Conforming Product. To the extent Purchaser rejects Products as non-conforming, defective, or otherwise, and elects not to have the Products replaced, the Minimum Purchase Obligation will be automatically reduced by the quantity of Non-Conforming Product, unless the parties otherwise agree. Neither payment for nor acceptance of delivery of any Products shall (a) constitute an acceptance thereof, (b) limit or impair Purchaser’s right to assert any legal or equitable remedy, or (c) relieve Supplier’s responsibility for any defects, latent or otherwise. Rejected Products may be held by Purchaser for disposition in accordance with Supplier’s instructions at Supplier’s risk. Furthermore, Supplier shall be solely responsible for any recall, replacement or repair of any Product, whether voluntarily initiated or ordered by any governmental authority or court.

4.	Remedies.

(a)

Each of Purchaser’s rights and remedies herein shall be cumulative and in addition to any other or further rights or remedies provided or available at law, in equity, in contract, or otherwise. In the event this Agreement or any Purchase Order is not complied with by Supplier in any material respect, Purchaser, at its option and at Supplier’s expense, may exercise any one or more of the following: (i) require prompt replacement of the Products; (ii) recover all loss, damage and expense resulting from such failure by set-off or otherwise; (iii) return excess of early deliveries to Supplier; (iv) withhold payment for the applicable Products or Purchase Order, as applicable, until Supplier has fully complied with this Agreement and/or the Purchase Order, to Purchaser’s satisfaction; or (v) require delivery by any reasonable means. Supplier shall pay or otherwise be liable for any transportation, labor and/or other expense incurred in connection with the foregoing, including Purchaser’s attorneys’ fees, costs and other charges incurred in connection therewith.

(b)

The Parties agree that certain hidden or latent defects in material and/or workmanship of a Product may exist at the time such Product is accepted which may cause failure or malfunction, but which is not discoverable through reasonable inspection. As such, Supplier may recover any damages arising out of the latent defect, including damage to property and injury to personnel. Remedies for latent defects shall survive any warranty period.

(c)

Notwithstanding anything herein to the contrary, Supplier’s maximum liability under any Purchase Order pursuant to this Section 4 shall be limited to an amount equal to two times the total cost of the Products under such Purchase Order.

5.	Assignment and Subcontracting. Supplier shall not assign or subcontract (in whole or in part) this Agreement or any Purchase Order without Purchaser’s prior written consent.

6.

Independent Contractor. Supplier shall be an independent contractor with respect to the provision of all Products, and neither Supplier nor anyone employed by Supplier shall be deemed for any purpose to be the employee, agent, servant, or representative of Purchaser. Purchaser shall have no direction or control over Supplier or its employees and agents except in the results to be obtained. If any work required under this Agreement is to be performed on Purchaser’s premises or on the premises of a Purchaser jobsite, Supplier agrees that all persons performing such work shall be deemed Supplier’s employees or independent contractors, and not agents of Purchaser, and Supplier shall be solely responsible for such work and shall release and indemnify Purchaser from and against all Losses arising in connection therewith.

7.

Delivery. All of the Product supplied by Supplier hereunder shall be delivered to Purchaser DAP (Incoterms 2010) at Designated Facility or as otherwise specified on a Purchase Order. Supplier shall delivery Products at the Designated Facility, in accordance with Purchaser’s written instructions provided in the applicable Purchase Order. The Products must be delivered in a single delivery and not in lots or installments, unless otherwise specified on a Purchase Order. Separate packing slips must be included in each shipment showing order number, quantity, part number (if applicable), and description of Products therein. TIME IS OF THE ESSENCE IN THIS AGREEMENT. No shipments may be made prior to the applicable specified delivery date unless Supplier is otherwise notified by Purchaser in writing or by verbal notice confirmed in writing. Purchaser reserves the right to withhold payment of invoices for materials shipped ahead of schedule without Purchaser’s prior express written approval. If delivery of Products or provision of Services is not completed at the time promised, Purchaser reserves the right, without liability, in addition to its other rights and remedies, to approve a revised shipment date; revise or terminate the Purchase Order; and/or purchase substitute items or services elsewhere.

8.

Title; Risk of Loss. Title and risk of loss or damage to any and all of the Products shall pass to Purchaser when Purchaser accepts the Products, which shall be indicated by written signature of an authorized representative of Purchaser on the appropriate invoice, receipt or otherwise acceptable method in the ordinary course of business. PURCHASER’S RECEIPT (WHETHER OR NOT ACKNOWLEDGED IN WRITING) OF DELIVERY OF PRODUCTS IS NOT AN ACCEPTANCE THEREOF BY PURCHASER.

9.

No Claims of Indebtedness. Supplier shall pay all claims for labor, materials, services and supplies in connection with Supplier’s performance hereunder, and shall allow no lien, encumbrance, claim, or charge to be fixed upon the property of Purchaser or upon the property of any of Purchaser’s customers. Supplier agrees to indemnify, protect, defend and hold harmless Purchaser Group from and against all such claims or indebtedness. Purchaser may pay any such claim or indebtedness out of any amount due or that becomes due to Supplier hereunder.

10.	Intellectual Property; License.

(a)

To the fullest extent permitted by Applicable Law (defined below), SUPPLIER SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS PURCHASER GROUP FROM AND AGAINST ANY AND ALL LOSSES (DEFINED BELOW) INVOLVING ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY IN CONNECTION WITH THE MANUFACTURE, USE, OR DISPOSITION OF ANY PRODUCT, ARTICLE, MATERIAL, OR SERVICE SUPPLIED BY SUPPLIER, EXCEPT TO THE EXTENT THAT SUCH PRODUCT, ARTICLE, MATERIAL OR SERVICE IS MODIFIED BY PURCHASER OTHER THAN AS DIRECTED BY PURCHASER. Purchaser shall notify Supplier of any such Losses with reasonable promptness.

(b)

Nothing herein shall grant, convey, or assign to Supplier or any of Supplier Group (defined below), or to anyone else, any right, title, interest, or license in or to any intellectual property rights in or to the Confidential Information or other intellectual property of Purchaser existing on the date hereof, including any revisions, improvements, or modifications thereof, all of which are expressly reserved by Purchaser (the “Purchaser Intellectual Property”). Nothing herein shall grant, convey, or assign to Purchaser or any of Purchaser Group (defined below), or to anyone else, any right, title, interest, or license in or to any intellectual property rights in or to the Confidential Information or other intellectual property of Purchaser existing on the date hereof, including any revisions, improvements, or modifications thereof, all of which are expressly reserved by Purchaser, except to the extent inventions or work product are designated “work made for hire” in the Purchase Order (the “Supplier Intellectual Property”). Supplier agrees to provide all reasonable assistance to Purchaser if Purchaser wishes to file appropriate documents for the perfection of Purchaser’s interests in any such “work made for hire.” To the extent that intellectual property is developed jointly between the Parties hereunder and not designated as “work made for hire,” ownership of such intellectual property shall be (i) with Purchaser, to the extent such new intellectual property is based on or derivative of Purchaser Intellectual Property, (ii) with Supplier, to the extent such new intellectual property is based on or derivative of Supplier Intellectual Property, and (iii) with both Parties jointly, to the extent such new intellectual property that neither (i) or (ii) apply.

(c)

Supplier hereby grants to Purchaser a worldwide, irrevocable, perpetual, royalty-free, fully-paid license (with right to sublicense) to sell, modify or use the Products for the purposes of using the Products as contemplated under this Agreement, without further consideration. The obligations under this section shall survive the termination of this Agreement.

11.	Price.

(a)

Purchase Price. The prices Purchaser shall pay for each of the respective Products supplied hereunder shall be as specified in Exhibit “A,” as it may be modified from time to time by the agreement of the Parties and in accordance with Section 11(b) (“Purchase Price” or “Price”). The Parties agree that the Prices in Exhibit A may be modified once per calendar quarter by Supplier, but subject at all times to the provisions of Section 11(b) below. No increase in the Price is effective, whether due to increased material, labor, transportation costs, or otherwise, without the prior written consent of Purchaser.

(b)

Price Requirements. Supplier warrants that the overall price discount for the Products sold to Purchaser in any calendar quarter shall not be less favorable than those extended to any other buyer for the same or like Products in such calendar quarter. In the event Supplier grants a greater overall discount for the Products to any other buyer during any calendar quarter during the Term, Supplier shall grant the same or greater discount to Purchaser accordingly, effective immediately. Supplier shall, without any action required by Purchaser, issue a refund to Purchaser for the amount paid by Purchaser in excess of the amount that should have been charged to Purchaser pursuant to this Section. If Supplier fails to meet the greater discount, Buyer, at its option, may terminate this Agreement without liability. At the conclusion of each calendar year during the Term, Supplier shall certify in writing that Supplier has complied with its obligations in this Section 11(b).

12.	Invoicing and Payment.

Supplier shall submit invoices to Purchaser for the Product sold and delivered hereunder. Invoices must be accurately prepared and may be returned for missing or inaccurate data. Purchaser shall pay the undisputed portion of each invoice within 45 days after the later of Purchasers receipt of the Products and receipt of such invoice. In the event Purchaser disputes any item in an invoice, Purchaser shall notify Supplier of the item under dispute. Purchaser may withhold payment of such item until settlement of the dispute. Purchaser shall have the right to deduct from any payments otherwise owing to Supplier hereunder any amounts Supplier owes Purchaser. Payments of invoices will not constitute acceptance of the Products and will be subject to adjustment for shortages, defects, or other failure of Supplier to meet the requirements of this Agreement. Purchaser shall have no obligation to pay any initial invoice submitted more than ninety (90) days after delivery of the Product subject of the applicable Purchase Order. Purchaser will make payment by wire transfer, automated clearing house (ACH), or such other method determined by Purchaser.

13.	Warranties.

(a)

Supplier’s Warranties. Supplier warrants that all of the Products, free of defects in material and workmanship and shall conform strictly to the Specifications. At the time of delivery, Supplier warrants that it has good and marketable title to the Products and that the Products are free and clear of all liens, security interests, claims, charges, restrictions, or other encumbrances or claims of any third party. The Products shall be new and unused (unless otherwise specified). Supplier warrants that it has the right to use any and all patents and/or trade secrets related to the Products. Supplier will pass through to Purchaser all manufacturer-supplied end-user warranties on all Products, as applicable.

(b)

General. These warranties shall survive Purchaser’s inspection for a period of twelve (12) months following delivery to Purchaser of the applicable Product and shall run to Purchaser and to any of Purchaser’s customers or users of the Products. Supplier shall maintain information to support compliance of the Products with the warranties and other requirements of the applicable purchase order. No statements (oral or written) or any term in any document or instrument of Supplier that purports to disclaim any of the foregoing warranties, or that purports to disclaim liability for Supplier’s negligence, strict liability, or other fault, shall be effective against Purchaser, notwithstanding anything to the contrary in such statements, documents, or instruments. Should Purchaser incorporate the Products into a product that is in turn sold by Purchaser, Purchaser may irrevocably assign, transfer, and convey all warranties related to the Products directly to Purchaser’s customers as if such warranties passed through Purchaser directly to its customers. This Section 13 shall survive the termination and/or expiration of this Agreement.

14.

Confidentiality. Each Party warrants to the other that it has the right and authority to disclose its confidential information and that it is under no obligation of confidence to any third party with respect thereto. Neither Party makes any other warranties with respect to the confidential information, which is disclosed “AS IS”. Each Party acknowledges that any information disclosed to, or obtained by, it as a result of performance hereunder shall be deemed confidential and proprietary information (including this Agreement and its terms). Each Party shall treat as secret and confidential, and shall not disclose, distribute, publish, reproduce, sell, lend, or otherwise make use of (except for the purpose of performance hereunder), or permit use to be made of, such information without the other Party’s written consent. Supplier shall not advertise or publish the fact that Purchaser has contracted with Supplier, nor use Purchaser’s name in any advertisement, publication, brochure, or website, except as may be required by law or the rule of a stock exchange, or otherwise mutually agreed between the parties. The foregoing shall not apply to information that (i) can be shown to have been previously known to the disclosing Party at the time of disclosure, (ii) is independently developed without breach of this Agreement, (iii) is lawfully obtained from a third party without restriction on use or disclosure, or (iv) is or becomes part of the public domain through no fault of the disclosing Party. Each Party shall use the same degree of care to avoid unauthorized disclosure of the other Party’s information it employs with respect to its own confidential/proprietary information of like quality and nature, but employing no less than a reasonable standard of care. Each Party acknowledges that the disclosure made by the other Party does not grant any right to such information, other than the limited right to use it in the course of performance hereunder.

15.	Indemnity.

EACH PARTY SHALL DEFEND, INDEMNIFY AND HOLD THE OTHER PARTY AND ITS AND THEIR RESPECTIVE PARENTS, SUBSIDIARIES, AFFILIATES, CO-LESSEES, CO-VENTURERS, JOINT-INTEREST OWNERS, CUSTOMERS, AND CONTRACTORS, AND EACH OF THEIR RESPECTIVE OWNERS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, PARTNERS, SHAREHOLDERS, EMPLOYEES, REPRESENTATIVES, INVITEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, “PURCHASER GROUP” AS PERTAINING TO PURCHASER, AND “SUPPLIER GROUP” AS PERTAINING TO SUPPLIER) HARMLESS AGAINST ANY CLAIMS, DEMANDS, CAUSES OF ACTION, JUDGMENTS, PROCEEDINGS, ORDERS, AWARDS, DAMAGES, LOSSES, FINES, PENALTIES, COSTS, EXPENSES, AND LIABILITIES, INCLUDING LITIGATION COSTS AND REASONABLE ATTORNEY’S FEES (COLLECTIVELY, “LOSSES”), DUE TO DEATH, ILLNESS OR INJURY, OR PROPERTY LOSS OR DAMAGE, ONLY TO THE EXTENT CAUSED BY (I) THE NEGLIGENT OR WILLFUL ACT OR OMISSION OF SUCH PARTY OR ANY OF ITS EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, INVITEES, OR SUBCONTRACTORS UNDER THIS AGREEMENT OR ANY PURCHASE ORDER ACCEPTED BY SUPPLIER, OR (II) SUCH PARTY’S BREACH OF ITS OBLIGATIONS, WARRANTIES, OR REPRESENTATIONS IN THIS AGREEMENT. THIS SECTION 15 SHALL SURVIVE TERMINATION AND/OR EXPIRATION OF THIS AGREEMENT.

16.	Insurance.

(a)

Before commencing any work and at all times during the course of this Agreement Supplier shall maintain the following policies of insurance, in the identified minimum amounts and on an occurrence basis, and provide Purchaser with certificates of insurance, reasonably satisfactory to Purchaser’s Group establishing that (1) the identified insurance is in full force and effect; (2) Purchaser Group is named as an additional insured on all policies for ongoing and completed operations (except Worker’s Compensation) on a primary and non-contributory basis, to the extent of Supplier’s liability assumed hereunder; (3) Supplier’s insurers have waived their right of subrogation (equitable or by assignment, express or implied, loan receipt or otherwise) against Purchaser Group, to the extent of Supplier’s liability assumed hereunder; and (4) Certificate Holder to be identified as ProFrac Services, LLC and Purchaser Group per contract:

General Liability (Bodily Injury & Property Damage)	$1,000,000 OCC ($2,000,000 General Aggregate and $2,000,000 products/ completed operations)

Sudden & Accidental Pollution Liability	$1,000,000 OCC

Automobile Liability (Bodily Injury & Property Damage) (Including Any, All Owned, Hired and Non-Owned Comprehensive and Collision Coverage)	$1,000,000 (Including MCS-90 and CA9948 endorsements, or acceptable substitutes.

Umbrella or Excess Liability (follow form in excess of the primary policy[ies] listed above)	$10,000,000 OCC

Worker’s Compensation	Statutory (Including alternate employer or borrowed servant endorsement)

Employer’s Liability	$1,000,000

Cargo Legal Liability (as applicable)	$100,000

Supplier may only cancel or materially change such insurance with 30 days prior written notice to Purchaser.

(b)	Insurance Provisions for Texas Only.

Texas Oilfield Anti-Indemnity Act. For any Work to which Chapter 127 of the Texas Civil Practice and Remedies Code, as the same may be amended from time to time, is applicable, the Parties shall each support their respective mutual indemnity obligations by furnishing liability insurance coverage (or qualified self-insurance) of the types set forth above, obtained by each of the Parties for the benefit of the other Party and its respective Group. The Parties shall each support their respective unilateral indemnity obligations by furnishing liability insurance coverage (or qualified self-insurance) of the types set forth above, obtained by each of the Parties for the benefit of the other Party and its respective Group. Each Party agrees that the maximum amount of such supporting insurance shall be the lower of the maximum amount carried by either Party. To the extent that the foregoing provisions do not meet the criteria for either a mutual or unilateral indemnity obligation under Chapter 127 of the Texas Civil Practice and Remedies Code, then the same shall be deemed modified to the extent necessary to so comply.

(c)	Insurance Provisions for Louisiana Only.

Louisiana Oilfield Anti-Indemnity Act. For any Work to which the Louisiana Oilfield Anti-Indemnity Act, La. R.S. 9:2780 as the same may be amended from time to time is applicable, Purchaser may on behalf of the Purchaser Group, pay the actual cost of any premium due for the extension of Supplier’s insurance, as required in this Agreement (Section 16. Insurance) including but not limited to, contractual liability coverage and, where applicable, umbrella coverage, to cover the Purchaser Group (as additional insureds, waiver of subrogation, and primary status) to the extent of the liabilities assumed by Supplier in this Agreement and any Work Order. Purchaser shall pay Supplier’s insurer or agent directly for any additional premium, and such amount shall be independent of the consideration paid or to be paid by Purchaser for the services provided by Supplier under this Agreement or any Work Order. Supplier is obligated to provide timely notice of any additional premium for such coverage to Purchaser, including any renewal or replacement thereof, and to supply satisfactory documentation of such premium from Supplier’s insurer. Supplier represents and covenants that it has communicated with its insurer(s) regarding this obligation. Notwithstanding the general notice provisions of Section 22.8, all invoices and notices regarding such coverage shall be sent to Purchaser’s insurance contact.

If Supplier does not notify Purchaser of any additional premium charged for such coverage, it shall be conclusively presumed that there is no additional premium for such coverage.

It is expressly acknowledged and agreed to by the Parties that the provisions of this Section 16 c) are intended to comply with Marcel v. Placid Oil Co., 11 F.3rd 563 (5th Cir. 1994), and the provisions herein shall be interpreted in such a manner as to comply therewith.

Purchaser as Louisiana Statutory Employer. Notwithstanding any provision in this Agreement to the contrary, in all cases where Supplier’s employees (including, without limitation, direct, borrowed, special, or statutory employees) are covered by the Louisiana Workers’ Compensation Act, the Parties acknowledge and agree that all Work performed by Supplier and its employees pursuant to the Agreement is an integral part of, and is essential to, the ability of Purchaser to generate Purchaser’s goods, products, or services. Without limiting the foregoing, Purchaser and Supplier agree that Supplier is, and shall be deemed, a statutory employer of Supplier’s employees for purposes of La. R.S. 23:1061, as the same may be amended from time to time. Irrespective of Purchaser’s status as the statutory employer or special employer (as defined in La. R.S. 23:1031[c]) of Supplier’s employees, Supplier agrees to remain primarily responsible for the payment of Louisiana Workers’ Compensation benefits to its employees and shall not be entitled to seek contribution for any such payments from Purchaser. Further, Supplier agrees to defend, indemnify, and hold harmless Purchaser from any and all claims for compensation benefits by Supplier’s employees against Purchaser and hereby waives any right of Supplier or of Supplier’s insurers to seek reimbursement of any compensation benefits owed or paid.

17.

Compliance with Policies; Laws; Permits. In the event that Supplier enters onto Purchaser’s premises or a Purchaser jobsite, Supplier shall abide by all of Purchaser’s (or of Purchaser’s customer, as applicable) safety policies and policies prohibiting the use, possession, transportation, promotion or sale of alcohol, illegal drugs, contraband, or weapons on its premises, work sites, or its vehicles or equipment, and Supplier’s personnel may be required to undergo drug and/or alcohol testing (including the submission of urine and/or blood or hair samples) and searches of their persons and/or vehicles, to the extent legally permissible. Supplier shall comply with all applicable federal, state, local and foreign laws, regulations, rulings and executive orders, and any amendments thereof, and industry standards (collectively, “Applicable Law”), including: (a) the Wage Hour Act (40 U.S.C. § 324-326); (b) the Fair Labor Standards Act (29 U.S.C. § 201-219); (c) The Federal Occupational Safety and Health Act (Pub. L. 91-596); (d) Equal Employment Opportunity (Executive Order 11246, as amended by Executive Order 11375, and the rules, regulations, and relevant orders of the Secretary of Labor); (e) the Vietnam Era Veterans Readjustment Act of 1974 (Pub. L. 93-508 as it amends 38 U.S.C. § 2012); (f) the Rehabilitation Act of 1973, as amended (Pub. L. 93-112); (g) statutes, regulations and rules promulgated by the Environmental Protection Agency, the Department of the Interior, and any and all state agencies equivalent thereto; (h) the Immigration Reform and Control Act of 1986; (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; and (j) all relevant export laws, rules, orders and regulations of the United States, including International Traffic in Arms Regulations, Export Administration Regulations, Toxic Substance Control Act, Foreign Trade Regulations, and Office of Foreign Assets Control, as applicable. Supplier also agrees to be governed by the laws of the country or territory in which the deliverables are provided pursuant to this Agreement, if other than in the United States or its territories. Unless a written waiver is obtained from Purchaser prior to the provision of any Products or Services, Supplier shall obtain and maintain at all times during the term of this Agreement, at its sole cost and expense, all necessary permits, licenses and inspection clearances, and other authorizations, that Supplier is required by Applicable Law to possess to enable its lawful operation and supply of Products. When requested, Supplier shall provide Purchaser with certificates evidencing compliance with Applicable Laws. Supplier agrees to release, defend, indemnify, and hold harmless Purchaser Group against any Losses that arise from Supplier’s breach of this section.

18.

Non-Disparagement. (a) Subject to Supplier’s obligation to provide truthful and accurate information in legal proceedings, Supplier shall not make any disparaging remarks or statements, verbally or in writing, including via any social networking outlet or to the news media, about Purchaser or any of its directors, officers, or employees or any of its policies, products, equipment, services or procedures (past, present or future). (b) Supplier acknowledges and agrees that Purchaser would be damaged irreparably by any breach or threatened breach of the provisions of Sections 14 and/or 18, and that money damages would be an inadequate remedy for any such breach or threatened breach. Accordingly, Purchaser shall be entitled to injunctive relief (without posting any bond and without proof of actual damages) to prevent such breaches or threatened breaches, or to compel the specific performance of, Sections 14 and/or 18.

19.

Hazard Information. When applicable, Supplier will provide Purchaser with copies of appropriate MATERIAL SAFETY DATA SHEETS (“MSDS”) and/or SAFETY DATA SHEETS (“SDS”), as applicable, with Supplier’s initial shipment to Purchaser, with the first shipment after an MSDS is updated for any reason (including a change in processes or material of the Product) and at any other time as may be requested by Purchaser. If the Products subject to this Agreement do not require an MSDS, Supplier shall provide Purchaser with a statement to that effect. Supplier shall be in breach of this Agreement for any improper or mislabeled MSDS’s and/or SDS’s.

20.

Applicable Law, Jurisdiction, Venue and Dispute Resolution. This Agreement shall be governed by the laws of the State of Texas (excluding conflicts of law rules). Tarrant County, Texas shall be the exclusive jurisdiction and venue for the resolution of any dispute hereunder, or that is related hereto, or that arises out of the relationship between the Parties (a “Controversy”). In the event of a Controversy, the Parties agree that they will not resort to litigation until a collaborative process has been tried and failed.

Each Party shall first engage in a face-to-face consultation between a manager or executive with the authority to settle the Controversy and who is at a higher level of management than the persons with direct responsibility for administration of this Agreement. Either Party must give the other Party written notice of any Controversy not resolved in the normal course of business. Within ten (10) days of delivery of the notice, the receiving Party shall submit to the other a written response. The notice and the response shall include a statement of each Party’s position, a summary of arguments supporting that position, the name and title of the manager or executive who will represent that Party, and any other person who will accompany that person to a meeting between the Parties. Within thirty (30) days after delivery of the disputing Party’s notice, the designated representative of both Parties shall meet at a mutually acceptable time and place and, thereafter, as often as they deem reasonably necessary, to attempt to resolve the dispute. All negotiations pursuant to this section are confidential and shall be treated as compromise and settlement negotiations.

If the Controversy is not entirely resolved in this collaborative process, within thirty (30) days after reaching an impasse, the Parties shall then submit the Controversy before a court in Tarrant County, Texas. Notwithstanding the foregoing, either Party may seek injunctive relief to prevent irreparable harm in any court of competent jurisdiction without first submitting such action to the collaborative process.

21.

Waiver of Jury Trial. Neither Party to this Agreement shall seek a jury trial in any lawsuit with respect to any claim in any proceeding or other adjudication procedure based upon, or arising out, of this Agreement, any Purchase Order, or any related agreement or instrument. No Party and no assignee, successor, or personal representative of a Party shall request or fail to oppose consolidation of any such action, in which a jury trial has been waived, with any other action or proceeding, in which a jury trial cannot be, or has not been waived. The Parties have fully discussed this provision and agree that it shall not be subject to any exceptions. No Party has in any way agreed with, or represented to, any other Party that this provision shall not be fully enforced in all instances.

22.	Force Majeure.

(a)

“Force Majeure” shall mean an Act of God, war (declared or undeclared), insurrection, revolution, rebellion, civil strife, piracy, civil war or hostile action, terrorist acts, riots, acts of public enemies, governmental/regulatory actions, government moratorium issued by a state or federal government or any other cause that is beyond the reasonable control of the Party claiming Force Majeure. However, unavailability of parts or components, or lack or failure of transportation facilities, shall not constitute Force Majeure events, except to the extent that such events affect the oil and gas industry as a whole and not a Party individually.

(b)

If either Party is rendered unable, in whole or in part, by reason of Force Majeure, to carry out its obligations (other than the payment of money) hereunder, the Party claiming Force Majeure shall give the other Party prompt notice of same as provided in this Section 22, and the obligations of the Parties, insofar as they are affected by the Force Majeure event, shall be suspended during, but no longer than, the continuance of the Force Majeure event. The Party claiming Force Majeure shall use reasonable diligence to remedy the Force Majeure event as quickly as possible; provided, however, that the foregoing shall not require a Party to settle labor disputes contrary to its wishes. Within forty-eight (48) hours after the commencement of the Force Majeure event, the Party claiming Force Majeure shall notify the other Party in writing of the occurrence of the event, the date of its commencement, the effects of the event on its ability to perform under this Agreement and/or affected Purchase Order, the anticipated duration of the event, and the efforts being made or proposed by that Party to remove or avoid such event.

(c)

Purchaser shall be free to purchase goods from third parties during any Force Majeure event or circumstance which impairs Supplier’s ability to supply the Products under this Agreement. After the Force Majeure event or circumstance is concluded, (i) Purchaser may, at its option, require Supplier to supply Products to make up any deficiency in the quantities of the Products procured by Purchaser during said Force Majeure event or circumstance and (ii) the Minimum Purchase Obligation shall be adjusted for any deficiency in the quantities of the Product procured by Purchaser from third-party suppliers during the Force Majeure.

23.

Non-Circumvention. As consideration for Purchaser to enter into this Agreement, and in further consideration of any Confidential Information received by Supplier pertaining to Purchaser’s customers (each a “Customer Party”) including the identity thereof, the Parties agree that during the Term of the Agreement, Supplier shall not, directly or indirectly, except in collaboration with or with the express written consent of Purchaser, interfere with Purchaser’s contractual relations (“Interfering Activities”) with a Customer Party. Interfering Activities include (each for the purpose, or having the effect, of circumventing or undermining the intent, purpose, or basis of this Agreement): (i) entering into any transaction with a Customer Party to provide all or a portion of the products of the nature of the Products subject of this Agreement that Purchaser provides to the Customer Party pursuant to an agreement with such Customer Party, or which otherwise could have the effect of preventing (a) Purchaser from receiving the full benefit of the transaction(s) for which it has contracted with the Customer Party or (b) Purchaser from meeting the Minimum Purchase Obligation under this Agreement; (ii) soliciting or inducing any Customer Party to enter into any such transaction; or (iii) inducing, soliciting, or otherwise encouraging employees or agents of a Customer Party to terminate, deviate from, alter, preempt, or diminish any written agreement it has with Purchaser.

24.	Term and Termination. This Agreement will remain in effect until terminated by either Party in accordance with this section.

(a)

Termination by Supplier. Supplier shall have the right to terminate this Agreement, by providing written notice to Purchaser, upon the occurrence of any of the following events: (i) Purchaser’s Bankruptcy; (ii) Purchaser fails to make payment of undisputed amounts to Supplier hereunder when due, and such failure continues for a period of thirty (30) days after written notice is sent to Purchaser by Supplier of such failure; or (iii) Purchaser is affected by Force Majeure, and such Force Majeure has not been remedied within thirty (30) days of the initial occurrence of such event.

(b)

Termination by Purchaser. Purchaser shall have the right to terminate this Agreement, by providing written notice to Supplier, after the occurrence of any of the following events: (i) Supplier’s Bankruptcy; (ii) Supplier’s failure to produce and deliver the Product in accordance with the Specifications, or failure to timely deliver Product, and Supplier has been unable to cure such failure within a commercially reasonable period determined by Purchaser; (iii) Supplier fails to meet pricing requirements set forth in Section 11; or (iv) Supplier is affected by Force Majeure, and such Force Majeure has not been remedied within thirty (30) days of the initial occurrence of such event.

(c)

Other Breaches. Each Party each shall have the right to terminate this Agreement for any other material breach of this Agreement by the other Party that, if capable of being cured, is not cured within thirty (30) days after written notice thereof is given to such other Party, except as otherwise provided herein.

(d)

Continuing Obligations. Upon termination of this Agreement, all obligations of the Parties arising from this Agreement shall terminate, except for any obligations that are expressly stated as surviving the termination or expiration of this Agreement; provided, that any such termination or expiration shall not relieve either Party from its obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach this Agreement. Upon any termination by either Party, neither Party shall be liable for any other payments to the other Party (except for payment for Products meeting Specifications and accepted by Purchaser), including the payment contemplated by Section 2(e), and whether directly or on account of any claims by either Party’s subcontractors, including for any loss of anticipated profit, unabsorbed overhead interest on claims, product development and engineering costs, rental, unamortized depreciation costs, or general and administrative burden charges arising from termination. The covenants of the Parties made herein, including indemnities, warranties, confidentiality, non-disparagement, non-solicitation, intellectual property, and insurance, shall survive termination. This Section 24(d) shall survive any expiration or termination of this Agreement

25.	Miscellaneous.

(a)

Entire Agreement. This Agreement, together with any exhibits, schedules and attachments, constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes, and the terms of this Agreement govern, any prior agreements with respect to the subject matter hereof with the exception of any prior confidentiality agreements between the Parties. All Purchase Orders are incorporated herein by reference. Except as otherwise provided herein, this Agreement shall not be modified, superseded, or amended by the terms of a Purchase Order or other statements, documents, or instruments; provided, however, that any terms contained in a Purchase Order regarding the price (subject to provision set forth herein), quantity, delivery, or specifications of the Products will also be enforceable with respect to that particular Purchase Order or other statement, document, or instrument. In the event of a conflict between the provisions of this Agreement and any Purchase Orders, the provisions in this Agreement shall prevail. The Parties agree that there have been no material representations made to induce the other Party to enter into this Agreement, other than what is expressly set forth herein.

(b)

Modification. This Agreement may only be changed by the mutual written agreement of the Parties. No e-mail, SMS, MMS or IM from Either Party shall modify this Agreement, unless accompanied by an independent attachment containing a document signed by both Parties, specifically referencing this Agreement and the Parties’ mutual intent to so modify. No strike-through edits are valid amendments to this Agreement unless initialed by an authorized representative of each Party.

(c)

Severability. If any part of this Agreement is judicially declared invalid, unenforceable, or to be void because inconsistent with, violative of, or contrary to any Applicable Law, such declaration shall not affect any other part herein and the part so affected shall be reformed to the extent (and only to the extent) necessary to make this Agreement enforceable or, if necessary, the Agreement shall be deemed to be amended to delete the unenforceable part, and the remainder shall have the same force and effect as if such part had never been included herein. The invalidity or unenforceability of any part herein in any jurisdiction shall not affect the validity or enforceability of any such part in any other jurisdiction.

(d)

Records and Audit. Supplier shall maintain a true and correct set of records pertaining to compliance with the terms of this Agreement, including insurance, Applicable Laws and invoicing, for a period of not less than three (3) years after the supply of Products under the applicable Purchase Order. During such time, Purchaser may, upon reasonable prior request and during normal business hours, audit any and all records of Supplier relating to the aforementioned; provided, however, Supplier shall have the right to exclude any trade secrets, formulas or processes from such audit.

(d)

Consequential Damages. Neither Party will be liable to the other party for any indirect, special, consequential or incidental damages, including loss of business opportunity, loss of profit, loss of production, loss of data and loss of use.

(e)	Headings. The headings in this Agreement are for purposes of ease of reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

(f)	Notices. Any notices regarding this Agreement shall be sent by certified mail return receipt requested or by courier with evidence of delivery to:

Purchaser at:

ProFrac Services, LLC

Attn: Legal Dept.

333 Shops Blvd, Ste 301

Willow Park, Texas 76087

with an email copy to: legal@profrac.com

Supplier at:

Flotek Industries, Inc.

8846 N. Sam Houston Parkway W., Suite 150

Houston, TX 77067

with a copy to legal@flotekind.com

(g)

Non-Solicitation. Supplier shall not directly or indirectly (by itself, through its employees or through a third party) solicit or recruit Purchaser’s employees during the term of this Agreement and for a period of one (1) year following the termination of this Agreement.

(h)

Execution. This Agreement may be executed in multiple counterparts, each of which shall, for all purposes, be deemed an original, but that together shall constitute one and the same instrument. A scanned, executed Agreement may serve as an original document.

(i)	Authority to Sign. Each Party represents and warrants that the person signing on its behalf has authority to sign this Agreement and bind the Party thereto, as of the date first written above.

[Signature Page to Follow]

PURCHASER: PROFRAC SERVICES, LLC

Representative:	/s/ Matt Wilks
Print Name:	Matt Wilks
Print Title:	President & CFO

SUPPLIER: FLOTEK CHEMISTRY, LLC

Representative:	/s/ Ryan Ezell
Print Name:	Ryan Ezell
Print Title:	President, Chemistry Technologies

EXHIBIT A

PRODUCTS & PRICING

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